Exhibit 4.1
THIRD AMENDMENT TO RIGHTS AGREEMENT
THIS THIRD AMENDMENT TO RIGHTS AGREEMENT (this “Third Amendment”), dated as of December 10, 2012 (the “Effective Date”), by and between Cheniere Energy, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., successor rights agent to U.S. Stock Transfer Company, as Rights Agent (the “Rights Agent”), constitutes the third amendment to that certain Rights Agreement, dated October 14, 2004, as amended by (i) the First Amendment to Rights Agreement, dated as of January 24, 2005, and (ii) the Second Amendment to Rights Agreement, dated as of October 24, 2008 (as amended, the “Rights Agreement”).
W I T N E S S E T H:
WHEREAS, the parties hereto desire to further amend the Rights Agreement in certain respects on the terms and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
1.Amendment of Section 7(a) of Rights Agreement. Section 7(a) of the Rights Agreement is hereby amended to be and read in its entirety as follows:

“(a)   The registered holder of any Rights Certificate evidencing exercisable Rights may exercise the Rights evidenced thereby (except as otherwise provided in this Agreement) in whole or in part at any time after the occurrence of a Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the related certification duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each Right being exercised (as such amount may be reduced (including, without limitation, to zero) pursuant to Section 11(a)(iii)) and an amount equal to any applicable transfer tax required to be paid by the holder of such Rights Certificate in accordance with Section 9, in cash, or by certified check, wire transfer or bank draft payable to the order of the Company, at or prior to the earliest of (i) the Close of Business on December 10, 2012 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 (the "Redemption Date"), and (iii) the time at which such Rights are exchanged as provided in Section 24 (the earliest of (i), (ii) and (iii) being the "Expiration Date").”
2.Defined Terms. All terms defined in the Rights Agreement that are used herein shall have the meanings so defined in the Rights Agreement, unless specifically noted otherwise herein.
3.Complete Agreement. The term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall mean the Rights Agreement, as amended by this Third Amendment, or as it may, from time to time, be amended in the future by one or more other written amendment or modification agreements entered into pursuant to Section 27 of the Rights Agreement. This Third Amendment is not intended to be, nor shall it be construed to be, a novation.

4.Binding Agreement. This Third Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
5.Governing Law. This Third Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without reference to its conflicts of laws principles.
6.Effectiveness. This Third Amendment is effective as of the Effective Date. Except as expressly herein amended, the terms and conditions of the Rights Agreement are hereby ratified and remain in full force and effect.
7.Counterparts. This Third Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Third Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the date first above written.

CHENIERE ENERGY, INC.

By:	/s/ Meg A. Gentle
Name:	Meg A. Gentle
Title:	Senior Vice President and
Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Ian Yewer
Name:	Ian Yewer
Title:	Branch President